EXHIBIT 5.01

                            KUTAK ROCK LLP                               Atlanta
                               Suite 2900                                Chicago
                         717 Seventeenth Street                      Kansas City
                     Denver, Colorado 80202-3329                         Lincoln
                             303-297-2400                            Little Rock
                       Facsimile 303-292-7799                      Newport Beach
                                                                   Oklahoma City
                           www.kutakrock.com                               Omaha
                                                                        Pasadena
                                                                        Richmond
                                                                      Scottsdale
                                                                      Washington

                                November 21, 2000

Board of Directors
Nanopierce Technologies, Inc.
370 Seventeenth Street, Suite 3580
Denver, Colorado 80202

Gentlemen:

     We have acted as counsel to Nanopierce Technologies, Inc. (the "Company") in connection with the filing of the registration statement on Form S-8 (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Act"). The Registration Statement relates to the 12,500,000 shares of the Company's common stock, $.0001 par value per share (the "Common Stock"), issuable pursuant to the Nanopierce Technologies, Inc. 1998 Compensatory Stock Option Plan and the 2000 Compensatory Stock Option Plan (collectively, the "Plan").

     In connection with this opinion, we have made such investigations and examined such records, including the Company's Articles of Incorporation, Bylaws and corporate minutes as we deemed necessary to the performance of our services and to render this opinion. We have also examined and are familiar with the originals or copies, certified or otherwise identified to our satisfaction, of such other documents, corporate records and other instruments as we have deemed necessary for the preparation of this opinion. In expressing this opinion, we have relied, as to any questions of fact upon which our opinion is predicated, upon representations and certificates of the officers of the Company.

     In giving this opinion, we assumed:

          (a) the genuineness of all signatures and the authenticity and completeness of all documents submitted to us as originals;

          (b) the conformity to originals and the authenticity of all documents supplied to us as certified, photocopied, conformed or facsimile copies and the authenticity and completeness of the originals of any such documents; and

          (c) the proper, genuine and due execution and delivery of all documents by all parties to them and that there has been no breach of the terms thereof.


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     Based upon the foregoing and subject to the qualifications set forth above, we are of the opinion that the shares of Common Stock, when issued in accordance with the Plan, will be legally issued, fully paid and nonassessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission promulgated pursuant thereto.


                                        Very Truly Yours,

                                        /s/ Kutak Rock LLP

                                        Kutak Rock LLP

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